        Buffets Holdings, Inc. Announces Results for the Second Quarter of Fiscal 2006, Sales Guidance for the Third Quarter of Fiscal 2006 and Appointment of Chief Financial Officer

        EAGAN, Minn. — (BUSINESS WIRE)-January 25, 2006-Buffets Holdings, Inc. (“Buffets Holdings”), the parent company of Buffets, Inc. (“Buffets”), today reported operating results for its 12-week, second quarter ended December 14, 2005.

        Buffets Holdings reported a 6.4% increase in total sales for the second quarter ended December 14, 2005, as sales increased to $218.3 million compared to $205.2 million for the comparable prior year period. Average weekly sales for the second quarter of fiscal 2006 increased 6.9% over the comparable prior year period to $51,480. This improvement was primarily due to an increased check average. Same-store sales for the second quarter of fiscal 2006 increased by 6.0% as compared to those reported for the prior year period. This increase was comprised of a 6.2% increase in average check, partially offset by a 0.2% decline in guest traffic.

        Net loss for the second quarter of fiscal 2006 was $3.9 million, as compared to a net loss of $1.4 million for the second quarter of fiscal 2005. This higher net loss is primarily attributable to increased natural gas expense of $1.1 million, a loss related to the impairment of assets of $1.4 million, plus $4.5 million of additional marketing expense for the quarter compared to the prior-year, offset in part by the favorable sales trend this year. This heightened marketing commitment, resulting in media coverage for approximately 75% of the Company’s owned buffet units, served to announce the system-wide introduction of steak offerings. Incremental television advertising, including spots that would have typically been purchased during the third fiscal quarter, was purchased in the second fiscal quarter to support the introduction of steak offerings. Television advertising was expanded into areas that had previously not received advertising. There was an emphasis placed on media placements in November and December to capitalize on the traditional year-end surge in consumer traffic. While advertising costs were approximately 4.4% of sales in the second quarter of the 2006 fiscal year, Buffets Holdings expects that these costs will range between 2.2% and 2.6% of sales in the third quarter of 2006. Full year marketing costs for the 2006 fiscal year are expected to be approximately 3.2% of sales. This introductory marketing commitment in the second quarter, coupled with the Company’s steak offerings, continues to provide strong same store sales performance. Same store sales for the five-week period ended January 18, 2006 were up approximately 7.3% over the same period in the prior year, with no on-air media during the current five-week period.

        Sales for the twenty four weeks ended December 14, 2005 were $445.0 million versus sales for the comparable prior year period of $422.4 million. Average weekly sales for the first twenty four weeks of fiscal 2006 of $52,466 were 6.2% higher than average weekly sales for the comparable prior year period. Same-store sales for the first twenty four weeks of fiscal 2006 increased by 5.1% compared to the comparable prior year period, reflecting a 6.0% increase in average check, partially offset, by a 0.9% decline in guest traffic.

        Net loss for the first twenty four weeks of fiscal 2006 was $0.8 million, compared with a net loss of $0.3 million for the first twenty four weeks of fiscal 2005.

        Buffets Holdings also announced that it currently expects same-store sales for the third quarter of fiscal 2006 (the 16-week period ending April 5, 2006) to range between a six and a nine percent increase versus the comparable period in fiscal 2005.

        On January 13, 2006, the Company issued a press release announcing that it plans to engage financial advisors to assist in exploring various strategic alternatives to maximize shareholder value. Credit Suisse and Piper Jaffray were subsequently engaged as the Company’s advisors to assist in this effort.

        On January 24, 2006, the Boards of Directors of Buffets and Buffets Holdings appointed A. Keith Wall as Chief Financial Officer of the Company and each of its direct and indirect subsidiaries, effective January 31, 2006.

    Mr. Wall, age 53, has served as Vice President and Chief Financial Officer of Worldwide Restaurant Concepts, Inc. since 2001. From 1998 to 2001, Mr. Wall served as Vice President and Chief Financial Officer of Central Finance Acceptance Corporation, a consumer finance services division of Banner Holdings, Inc. Prior to 1998, Mr. Wall held senior financial management responsibilities, both inside and outside of the restaurant industry. Mr. Wall has over 20 years of restaurant industry experience.

        Buffets Holdings will be conducting a conference call to discuss operating results for the quarter ended December 14, 2005, on Wednesday, January 25, 2006 at 11:00 a.m. (Eastern). You may access this call starting at 10:45 a.m. (Eastern).

        The conference phone number is 1-888-228-7864 and the conference ID number is 4068078. R. Michael Andrews, Jr., the Chief Executive Officer of Buffets Holdings, is the conference call leader. In consideration of your fellow participants, the Company requests that cellular phones not be used. The conference call will be recorded and available for playback through Friday, February 3, 2006 at 6:00 p.m. (Eastern). Playback can be reached by dialing 1-800-642-1687 and requesting conference ID number 4068078. Information regarding non-GAAP financial measures discussed in the conference call can be found at www.buffet.com on the financial information page.

        Buffets currently operates 351 restaurants in 33 states comprised of 342 buffet restaurants and nine Tahoe Joe’s Famous Steakhouse(R) restaurants. The buffet restaurants are principally operated under the Old Country Buffet(R) or HomeTown Buffet(R) brands. Buffets also franchises 18 buffet restaurants in seven states.

        The statements contained in this release that are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results including, specifically, third quarter fiscal 2006 same-store sales guidance, third quarter fiscal 2006 advertising costs as a percentage of sales and full fiscal year 2006 advertising costs as a percentage of sales to differ materially from those set forth in, or implied by, the forward looking statements. The risks and uncertainties involving forward-looking statements include, but are not limited to, general and economic conditions, negative publicity, the impact of competition, the seasonality of Buffets Holdings’ business, adverse weather conditions, future commodity prices, fuel and utility costs, labor costs, employment and environmental laws, government regulations, and inflation. For a detailed discussion of risks and uncertainties that you should consider, please refer to the “Risk Factors/Forward-Looking Statements” section contained in Buffets Holdings’ Form 10-K which was filed with the Securities and Exchange Commission on September 23, 2005. The statements in this release reflect Buffets Holdings’ current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time and no obligation is undertaken to provide updates with respect to the information.

Contact:
R. Michael Andrews, Jr.
Chief Executive Officer
(651) 994-8608

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 29,	December 14,
	2005	2005
	(Unaudited)
	(In thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,662	$32,854
Receivables	6,632	5,471
Inventories	18,957	18,945
Prepaid expenses and other current assets	6,318	5,253
Deferred income taxes	12,533	12,533

Total current assets	65,102	75,056
PROPERTY AND EQUIPMENT, net	146,653	143,010
GOODWILL	312,163	312,163
DEFERRED INCOME TAXES	8,195	8,195
OTHER ASSETS, net	12,910	12,253

Total assets	$545,023	$550,677

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	$44,883	$43,946
Accrued liabilities	70,219	74,670
Income taxes payable	6,990	4,734
Current maturities of long-term debt	2,016	2,016

Total current liabilities	124,108	125,366
LONG-TERM DEBT, net of current maturities	464,178	469,321
DEFERRED LEASE OBLIGATIONS	28,375	28,618
OTHER LONG-TERM LIABILITIES	6,731	6,542

Total liabilities	623,392	629,847
SHAREHOLDERS' DEFICIT:
Preferred stock; $.01 par value, 1,100,000 shares authorized; none
issued and outstanding as of June 29, 2005 and December 14, 2005	—	—
Common stock; $.01 par value, 3,600,000 shares authorized; 3,175,135 shares issued and outstanding as of June 29, 2005 and 3,148,760 as of
December 14, 2005	32	31
Additional paid in capital	14	9
Accumulated deficit	(78,415)	(79,210)

Total shareholders' deficit	(78,369)	(79,170)

Total liabilities and shareholders' deficit	$545,023	$550,677

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Weeks Ended		Twenty Four Weeks Ended
	December 15,	December 14,	December 15,	December 14,
	2004	2005	2004	2005
	(Unaudited)
	(In thousands)
RESTAURANT SALES	$205,175	$218,274	$422,383	$445,012
RESTAURANT COSTS:
Food	67,197	74,201	138,240	148,976
Labor	62,586	63,600	126,892	127,742
Direct and occupancy	50,306	53,605	102,081	106,960

Total restaurant costs	180,089	191,406	367,213	383,678
ADVERTISING EXPENSES	5,048	9,508	10,845	16,573
GENERAL AND ADMINISTRATIVE EXPENSES	10,954	10,265	20,850	20,429
IMPAIRMENT OF ASSETS	—	1,350	—	1,350

OPERATING INCOME	9,084	5,745	23,475	22,982
INTEREST EXPENSE	11,094	11,913	21,931	23,781
INTEREST INCOME	(181)	(121)	(246)	(203)
LOSS RELATED TO REFINANCING	835	—	835	647
LOSS RELATED TO EARLY EXTINGUISHMENT
OF DEBT	—	—	1,923	—
OTHER INCOME	(207)	(287)	(420)	(484)

LOSS BEFORE INCOME TAXES	(2,457)	(5,760)	(548)	(759)
INCOME TAX EXPENSE (BENEFIT)	(1,068)	(1,841)	(255)	36

Net loss	$(1,389)	$(3,919)	$(293)	$(795)

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twenty Four Weeks Ended
	December 15,	December 14,
	2004	2005
	(Unaudited)
	(In thousands)
OPERATING ACTIVITIES:
Net loss	$(293)	$(795)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	15,163	14,611
Amortization of debt issuance cost	658	707
Accretion of original issue discount	5,506	6,151
Loss related to early extinguishment of debt	1,923	—
Deferred income taxes	13	—
Loss on disposal of assets	1,655	287
Impairment of assets	—	1,350
Changes in assets and liabilities:
Receivables	930	1,161
Inventories	80	(64)
Prepaid expenses and other current assets	(7)	1,065
Accounts payable	(5,230)	(937)
Accrued and other liabilities	4,583	4,505
Income taxes payable	(1,180)	(2,256)

Net cash provided by operating activities	23,801	25,785

INVESTING ACTIVITIES:
Purchase of property and equipment	(10,343)	(12,080)
Sale (purchase) of other assets	900	(499)

Net cash used in investing activities	(9,443)	(12,579)

FINANCING ACTIVITIES:
Repayment of debt	(8,672)	(1,008)
Issuance of stock	13	—
Repurchase of stock	(284)	(6)
Reduction of restricted cash available for early extinguishment of debt	16,228	—
Use of restricted cash for early extinguishment of debt	(15,736)	—
Debt issuance costs	(56)	—

Net cash used in financing activities	(8,507)	(1,014)

NET CHANGE IN CASH AND CASH EQUIVALENTS	5,851	12,192
CASH AND CASH EQUIVALENTS, beginning of period	26,072	20,662

CASH AND CASH EQUIVALENTS, end of period	$31,923	$32,854

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for—
Interest (net of capitalized interest of $139 and $134)	$14,595	$18,209

Income taxes	$911	$2,291